Exhibit 99.1

NEWS RELEASE

Phillips 66 Partners and Paradigm Energy Partners announce midstream logistics joint ventures
Joint ventures to develop North Dakota crude transportation infrastructure

HOUSTON and DALLAS, Nov. 21, 2014 – Phillips 66 Partners LP (NYSE:PSXP) and Paradigm Energy Partners, LLC announce that they have executed agreements to form two joint ventures to develop midstream logistics infrastructure in North Dakota. Consisting of two previously announced projects, the Sacagawea Pipeline (the "Pipeline JV") and Palermo Rail Terminal (the "Rail JV"), the joint ventures are designed to enhance logistical options for crude oil transportation in the Bakken region.

"We are pleased to announce our ventures with Paradigm to develop these strategic transportation assets," said Greg Garland, chairman and CEO of Phillips 66 Partners. "The projects supported by the joint ventures provide organic growth opportunities to further strengthen and diversify our asset portfolio, while allowing us to continue to deliver top-quartile distribution growth."

"Paradigm is excited to be partnering with Phillips 66, a recognized global leader in refining, marketing and midstream," said Troy Andrews, CEO of Paradigm Energy Partners, LLC. "Phillips 66 Partners pairs quality, safety and reliability with Paradigm's flexible custom gathering, storage and transport solutions for crude oil and natural gas producers in the Bakken Shale of North Dakota. Further, these projects will provide long-term, reliable and cost-effective take away options, increased flow assurance, additional outbound capacity and market optionality for producers and marketers in the basin."

The Pipeline JV will own an 88 percent ownership interest in Sacagawea Pipeline, LLC, with the remaining 12 percent interest to be owned by Grey Wolf Midstream, LLC. Additionally, the Pipeline JV will own and construct a crude oil storage terminal and central delivery point for various crude gathering systems located in Keene, North Dakota (the "Paradigm CDP"). The Sacagawea Pipeline project is a 76-mile pipeline being developed to deliver crude oil from various points in and around Johnson's Corner and the Paradigm CDP, located in McKenzie County, to destinations with take away options for both rail and pipeline in Palermo and Stanley, located in Mountrail County. In October, Paradigm recently extended an open season for the pipeline, which is expected to close on Dec. 15.

Under the terms of the Pipeline JV Agreement, Phillips 66 Partners and Paradigm will each own a 50 percent interest in the joint venture and will fund their proportionate share of the construction costs. Paradigm will construct the pipeline and Phillips 66 Partners will be the operator.

The Rail JV will own the Palermo Rail Terminal. Located on a 710-acre site in Palermo, the crude oil rail-loading facility is designed to have an initial capacity of 100,000 barrels per day, with the flexibility to be expanded to 200,000 barrels per day. The terminal will have direct access to the Sacagawea Pipeline and provide East and West Coast rail access for third-party shippers through the BNSF railway.

Under the terms of the Rail JV Agreement, Phillips 66 Partners will own between a 50 to 70 percent interest with Paradigm's ownership percentage subject to the achievement of certain milestones associated with the Pipeline JV. Final ownership interests will be determined prior to closing, and each party will fund their proportionate share of the construction costs. Phillips 66 Partners will construct and operate the rail terminal.

The transactions are expected to close in the fourth quarter of 2014 with total capital cost for the joint ventures estimated to be approximately $300 million, subject to the terms set forth in the final agreements. Both the pipeline and rail terminal are expected to commence commercial operations in the first quarter of 2016.

About Phillips 66 Partners
Headquartered in Houston, Texas, Phillips 66 Partners is a growth-oriented traditional master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visitwww.phillips66partners.com.

About Paradigm Energy Partners, LLC
Dallas-based Paradigm Energy Partners, LLC ("Paradigm") is a midstream services company formed to develop and operate oil and gas infrastructure and related facilities. Paradigm is focused on the development of midstream assets in the Bakken Shale in North Dakota and Eagle Ford Shale in South Texas. Paradigm's business philosophy is focused on finding creative solutions for its customers and excellence in project execution. Visit www.paradigmmidstream.com for more information.

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CONTACTS

Phillips 66 Partners
Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

William Steen (investors)
832-765-3174
william.steen@p66.com

Paradigm Energy Partners
Steve Koontz
214-373-4304
steve@paradigmmidstream.com

John McDonald
214-389-8154
jon@paradigmmidstream.com

CAUTIONARY STATEMENTS

This press release contains forward-looking statements as defined under the federal securities laws, including projections, plans and objectives. Although Phillips 66 Partners LP ("the company") believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the company's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from what the company anticipated, estimated, projected or expected. The key risk factors that may have a direct bearing on the forward-looking statements are described in the filings that the company makes with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than as described. All forward-looking statements in this release are made as of the date hereof and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.